(V22) Vanguard Index Funds - Vanguard Small-cap Index Fund
(A) Record of Changes in Net Assets			USD=	119.00

VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

	Total Net Asset Value		Net Asset Value per Share
	US$ (millions)	Yen (millions)	US$	Yen
The 45th Fiscal Year Ended on December 31, 2005	5,902	702,338	28.52	3,394
The 46th Fiscal Year Ended on December 31, 2006	6,808	810,152	32.62	3,882
The 47th Fiscal Year Ended on December 31, 2007	6,214	739,466	32.58	3,877
The 48th Fiscal Year Ended on December 31, 2008	4,050	481,950	20.40	2,428
The 49th Fiscal Year Ended on December 31, 2009	5,913	703,647	27.49	3,271
The 50th Fiscal Year Ended on December 31, 2010	5,270	627,130	34.75	4,135
The 51st Fiscal Year Ended on December 31, 2011	3,925	467,075	33.38	3,972
The 52st Fiscal Year Ended on December 31, 2012	3,813	453,747	38.74	4,610
The 53rd Fiscal Year Ended on December 31, 2013	5,040	599,760	52.69	6,270
The 54th Fiscal Year Ended on December 31, 2014	4,606	548,114	55.86	6,647
2014 End of January	4,956	589,764	51.60	6,140
February	5,193	617,967	54.21	6,451
March	5,162	614,278	54.03	6,430
April	5,009	596,071	52.77	6,280
May	4,984	593,096	53.40	6,355
June	5,180	616,420	56.05	6,670
July	4,809	572,271	53.28	6,340
August	4,955	589,645	55.93	6,656
September	4,457	530,383	52.96	6,302
October	4,595	546,805	55.33	6,584
November	4,609	548,471	55.87	6,649
December	4,606	548,114	55.86	6,647
2015 End of January	4,519	537,761	54.65	6,503
February	4,792	570,248	57.83	6,882
March	4,810	572,390	58.49	6,961
April	4,677	556,563	57.50	6,842